Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. 2013 NET INCOME
INCREASED 54% TO A RECORD $13.7 MILLION

Fourth Quarter 2013 Net Income Up 49% Compared to Prior Year Period
Quarterly Cash Dividend Increased 50% on Continued Strength in Company’s Performance

Madison, WI - January 30, 2014 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank - Milwaukee, today reported record profits for the fourth quarter and full year 2013. These record results were driven by the Company’s success in delivering higher net interest margin, increasing share of regional loan growth, aggressively managing asset quality and continued execution on initiatives to grow full-service banking relationships.

Highlights for the quarter and full year 2013 include:

•
Net income for the fourth quarter of 2013 totaled a record $3.8 million, up 49% or $1.2 million from the fourth quarter of 2012. For the full year 2013, net income was a record $13.7 million, 54% or $4.8 million higher than the previous record of $8.9 million earned for the full year 2012.

•
Pre-tax adjusted earnings, defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to the Company’s primary business activities, increased 15% to a record $5.8 million for the fourth quarter of 2013, compared to $5.0 million earned in the fourth quarter of 2012. Record pre-tax adjusted earnings of $21.4 million for the full year 2013 improved 15% over the prior year.

•
Annualized return on average assets was 1.18% for the fourth quarter 2013 and 1.10% for the full year 2013, representing increases of 34 basis points and 35 basis points, respectively, compared to the same periods in 2012.

•
Annualized return on average equity was 13.88% for the fourth quarter 2013 and 13.12% for the full year 2013, representing increases of 100 basis points and 47 basis points, respectively, compared to the same periods in 2012.

•
Top line revenue, consisting of net interest income and non-interest income, increased 9% to a record $13.2 million for the fourth quarter of 2013, compared to $12.1 million for the prior-year quarter. Top line revenue increased 9% to $50.5 million for the full year 2013, compared to $46.6 million for the same period of 2012.

•	Trust assets under management and administration as of December 31, 2013 were a record $959.0 million, an increase of $174.7 million, or 22%, from December 31, 2012.

•	The Company’s efficiency ratio of 55.97% marked its sixth consecutive quarter below 60%.

•
Average loans and leases increased for the seventh consecutive quarter to a record $970.8 million, up $31.6 million, or an annualized 13% from the linked quarter, and up $84.8 million, or 10%, from the fourth quarter of 2012.

•
Net interest margin measured a record 3.60% for the quarter ended December 31, 2013, 29 basis points higher than the 3.31% recorded for the same period of 2012. The full year net interest margin of 3.54% improved 18 basis points compared to 3.36% for the full year 2012.

•	Non-performing assets were $16.2 million, or 1.28% of total assets as of December 31, 2013, compared to $15.7 million, or 1.28% of total assets as of December 31, 2012.

•	The Company recorded a negative $1.2 million provision for loan and lease losses in the fourth quarter of 2013.

•
During the fourth quarter of 2013 the Company donated $1.3 million to the First Business Charitable Foundation (“the Foundation”), establishing an endowment to sustain ongoing charitable giving in First Business’s markets.

The Company recorded net income of $3.8 million in the fourth quarter of 2013, an increase of 49% compared to $2.5 million earned in the fourth quarter of 2012. Diluted earnings per common share were $0.95 for the fourth quarter of 2013 compared to $0.86 for the same period in 2012. The Company’s net income for the year ended December 31, 2013 was $13.7 million, or $3.49 per diluted common share, compared to net income of $8.9 million, or $3.29 per diluted common share, earned in the year ended December 31, 2012. Fourth quarter 2013 and full year 2013 earnings per share reflect the full effects of the issuance and sale of 1,265,000 shares of common stock in December 2012. The Company’s weighted-average diluted common shares outstanding during the fourth quarter and full year 2013 periods were approximately 36% and 47% higher, respectively, than in the corresponding periods of 2012 as a result of the issuance and sale of these shares.

“First Business’s record 2013 profits and overall results reflect the tremendous momentum we’ve achieved by sticking to our long established priorities: careful attention to credit, continued investment in talent and efficient execution of our strategy to deepen client relationships,” said Corey A. Chambas, President and Chief Executive Officer. “In 2013 we delivered 15% growth in pre-tax adjusted earnings and 54% growth in net income with a balance sheet just 6% larger than in 2012. We believe we are generating loans, deposits, profits and capital at a healthy pace and, as a result, are in a position to bolster First Business’s return to our shareholders and to our communities. I am extremely pleased to announce a 50% increase in our quarterly cash dividend and the establishment of a significant $1.3 million endowment to the First Business Charitable Foundation. We believe that through careful execution, we will continue to deliver increasing value to our clients, shareholders and communities in 2014 and beyond.”

Board Declares Increase in Quarterly Dividend to $0.21

First Business Financial Services, Inc.’s Board of Directors has determined the Company’s consistently solid performance supports an increase in the amount of capital returned to shareholders through cash dividends. At its January 24, 2014 meeting, the Board declared a regular quarterly dividend of $0.21 per share, an increase of 50% from the regular quarterly dividends declared in 2013. This regular cash dividend is payable on February 21, 2014 to shareholders of record at the close of business on February 11, 2014. Measured against fourth quarter 2013 earnings per share of $0.95, the dividend represents a sustainable 22% payout ratio. Based on the closing price of $39.83 on January 24, 2014, the assumed annual dividend yield was 2.11%.

Core Business Results

Net interest income increased $1.6 million, or 16.5%, to $11.0 million for the fourth quarter of 2013 compared to $9.4 million for the fourth quarter of 2012. The increase in net interest income largely resulted from continued growth in the loan and lease portfolios combined with a 47 basis point reduction in the cost of interest-bearing liabilities. As a result, fourth quarter 2013 net interest margin improved 29 basis points to 3.60%, compared to the fourth quarter of 2012. Improved deposit pricing contributed 25 basis points of net interest margin improvement year-over-year, while the December 2012 debt paydown contributed approximately 15 basis points of margin improvement in the fourth quarter of 2013 compared to fourth quarter 2012. These improvements were partially offset by lower loan yields of approximately 9 basis points. Management believes this sustained margin expansion continues to differentiate the Company from many of its community and regional bank peers.

Net interest income for the full year 2013 increased by $4.2 million, or 11.2%, to $42.1 million, compared to $37.9 million for the full year 2012. The increase in net interest income was mainly attributable to a 42 basis point decrease in the cost of interest-bearing deposits. Average in-market deposits increased $63.3 million, or 9.8%, to $712.3 million for the full year December 31, 2013, up from $649.0 million for the full year December 31, 2012 as existing and new clients continue to respond positively to the Company’s high-touch individualized service model. To complement its branchless distribution model, the Company uses alternate sources to efficiently fund balance sheet growth, including low-cost, fixed rate, callable brokered certificates of deposit to match-fund fixed-rate loan originations. Reduced interest expense in 2013 was primarily caused by the replacement of certain maturing brokered certificates of deposit at lower current market rates coupled with a lower rate paid on money market accounts. Net interest income for the full year 2013 also benefited from the repayment of $27.1 million of the Company’s subordinated debt in December 2012, while lower loan yields partially offset the improvement in funding costs. Net interest margin for the full year 2013 increased 18 basis points to 3.54%, compared to 3.36% for the full year 2012.

The Company earned $2.2 million in non-interest income during the fourth quarter of 2013 compared to $2.7 million earned in the fourth quarter of 2012. The year-over-year decline was largely attributable to two non-recurring items included in fourth quarter 2012 revenues. The Company completed a substantial loan syndication during the fourth quarter of 2012 which primarily accounts for the increased loan fees in the period relative to the fourth quarter of 2013. In addition, other income declined $317,000 year-over-year largely due to an initial fair value recognition related to interest rate swaps in the fourth quarter of 2012. Trust and investment management service fees increased 31.2% in the fourth quarter of 2013 compared to the fourth quarter of 2012, reflecting 22.3% growth in assets under management and administration to a record $959.0 million at December 31, 2013, compared to $784.2 million at December 31, 2012. The continued increase in assets under management and under administration reflects the Company’s success in hiring additional trust and investment officers and establishing new client relationships, while rising market values further supported growth. The Company expects to increase its assets under management, but trust and investment services fee income will be affected by any market volatility. In addition, deposit service charges expanded by $50,000, or 9.5%, to $574,000 for the fourth quarter of 2013 compared to the prior year quarter.

Non-interest income totaled $8.4 million for the full year 2013, down $257,000, or 3.0%, compared to the full year 2012. Consistent with fourth quarter 2013 drivers, core client-driven fee income from trust and investment services and deposit service charges increased by $829,000 and $122,000, respectively, while loan fees and other income declined due to the non-

recurring items in the fourth quarter of 2012. Higher levels of deposit transactions and trust assets under management and administration drove continued strength in non-interest income.

Non-interest expense for the fourth quarter of 2013 was $8.6 million, an increase of $1.1 million, or 14.9%, compared to the same quarter of 2012. While the Company has regularly supported local charities, during the fourth quarter of 2013 management elected to establish a one-time endowment to the Foundation totaling $1.3 million. The endowment insures First Business’s ability to support future philanthropic causes through annual income earned by the Foundation. Excluding the one-time donation, non-interest expense declined $190,000, or 2.6%, compared to the fourth quarter of 2012.

All other primary expense drivers declined year-over-year, primarily due to improved asset quality and efficient management of resources. Stabilizing market valuations and a reduced inventory of properties resulted in net gains of $118,000 on sales of foreclosed properties in the fourth quarter of 2013, compared to net losses of $357,000 in the same quarter of 2012. Likewise, improved asset quality drove a $175,000, or 85.8%, reduction in collateral liquidation costs compared to the fourth quarter of 2012. Compensation costs were relatively flat year-over-year. The Company continued to improve its efficiency ratio to 55.97% for the fourth quarter of 2013, down from 56.11% in the linked quarter and 58.46% in the fourth quarter of 2012. The fourth quarter of 2013 marked the sixth consecutive quarter that the Company’s efficiency ratio remained below 60%.

Non-interest expense for the full year 2013 totaled $30.4 million, up $1.7 million, or 6.0%, compared to 2012. Excluding the $1.3 million charitable endowment, full year 2013 non-interest expense increased a modest $410,000, or 1.4%, compared to 2012. Compensation costs increased $1.3 million, or 7.4%, due to annual merit increases and hiring in support of strategic initiatives, while declines in other primary expense drivers largely offset the Company’s investment in talent. FDIC insurance expense fell $1.0 million, or 57.2%, primarily due to a change in the method of assessment. Consistent with fourth quarter 2013 drivers, collateral liquidation costs declined by $459,000 for the full year 2013, and improved resolutions of foreclosed properties drove a $702,000 decrease in the loss on foreclosed properties due to stabilizing market valuations and a reduced inventory of properties. The remaining increase in expense compared to 2012 relates to the timing of economic benefits from the Company’s investment in a limited partnership fund. Expense growth for the full year 2013 was aligned with revenue growth, resulting in a 57.74% efficiency ratio, improved from 60.27% for the full year 2012.

The Company’s improvement in credit quality resulted in a negative provision for loan and lease losses of $1.2 million in the fourth quarter of 2013, compared to a provision of $844,000 in the fourth quarter of 2012. Although the Company completes its migration analysis on a quarterly basis in determining the appropriateness of the allowance for loan losses, it only updates its loss factors used in such analysis in the fourth quarter of each year. Such loss factors are calculated using a three-year historical trend of losses and this process provides an indication of probable losses within the loan and lease portfolio for which a reserve should be established. Improved credit performance and a favorable rolling three-year historical trend in 2013 provided for a lower level of required reserves, thereby decreasing the loan and lease loss provision expense. The Company recognized $82,000 in net charge-offs during the fourth quarter of 2013, resulting in annualized net charge-offs as a percentage of average gross loans and leases measuring 0.03% for the quarter. This compares to net charge-offs of $126,000 for the third quarter of 2013 and net charge-offs of $150,000 for the fourth quarter of 2012. For the same periods, annualized net charge-offs as a percentage of average gross loans and leases measured 0.05% and 0.07%, respectively. The provision for loan and lease losses for the full years 2013 and 2012 totaled $(959,000) and $4.2 million, respectively. Net charge-offs totaled $540,000 in 2013 and $3.0 million in 2012, resulting in net charge-offs as a percentage of average gross loans and leases measuring 0.06% and 0.35%, respectively.

Seven Consecutive Quarters of Loan Growth While Asset Quality Remains Strong

Net loans and leases increased to a record $967.1 million at December 31, 2013, up $25.9 million, or 11.0% annualized, from September 30, 2013, and up $70.5 million, or 7.9%, from December 31, 2012. Fourth quarter 2013 average gross loans and leases of $970.8 million were up $31.6 million, or 13.5% annualized, from the third quarter of 2013, and up $84.8 million, or 9.6%, from the fourth quarter of 2012.

The Company’s asset quality metrics remain strong and continue to be a source of differentiation for the Company relative to many of its peers, despite a recent increase in non-performing assets. The ratio of non-performing assets to total assets increased to 1.28% at December 31, 2013, representing a 46 basis point increase from 0.82% at September 30, 2013 due to one relationship migrating to non-accrual status in the fourth quarter. Management believes the increase in this ratio due to the addition of one relationship is not systemic in nature or indicative of a future continuing trend of increasing non-performing assets. Management expects the outcome to be consistent with the results experienced throughout 2013 due to an aggressive and disciplined credit resolution process. The success of certain exit strategies, including payoffs, paydowns and charge-offs, as well as improved client performance resulting in a return to accrual status partially offset this addition. The Company’s allowance for loan and lease loss as a percentage of total loans and leases measured 1.42% as of December 31, 2013, compared to 1.59% at September 30, 2013 and 1.69% at December 31, 2012. The lower loan loss reserve as a percentage of total loans and leases reflects improvements in asset quality, declining levels of specific reserves required, a declining level of charge-offs with increased recoveries and ultimately a lower three-year average of historical losses.

Capital Strength

The Company’s earnings power continues to generate capital, and its capital ratios remain above the highest required regulatory benchmark levels. In addition, the common stock offering completed in the fourth quarter of 2012 improved the composition of the Company’s capital by increasing Tier I capital in the form of equity and allowing the Company to pay down Tier II capital in the form of subordinated debt. Total capital to risk-weighted assets was 13.16% as of December 31, 2013, compared to 12.97% at December 31, 2012. Tier I capital to risk-weighted assets was 10.83% as of December 31, 2013, compared to 10.54% at December 31, 2012. Tier I capital to average assets was 9.35% as of December 31, 2013, compared to 8.99% as of December 31, 2012. The Company continues to efficiently utilize its strong levels of capital to support growth as evidenced by a tangible common equity to tangible assets ratio of 8.61% as of December 31, 2013, compared to 8.12% at December 31, 2012.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.3 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2012 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$81,286	$96,114	$106,578	$75,212	$85,586
Securities available-for-sale, at fair value	180,118	186,242	194,498	201,804	200,596
Loans and leases receivable	980,951	956,345	947,915	916,656	911,960
Allowance for loan and lease losses	(13,901)	(15,185)	(15,202)	(15,507)	(15,400)
Loans and leases, net	967,050	941,160	932,713	901,149	896,560
Leasehold improvements and equipment, net	1,155	1,182	1,218	1,128	968
Foreclosed properties	333	595	565	905	1,574
Cash surrender value of bank-owned life insurance	23,142	22,906	22,691	22,479	22,272
Investment in Federal Home Loan Bank stock, at cost	1,255	1,255	1,829	1,144	1,144
Accrued interest receivable and other assets	14,316	15,485	15,977	16,466	17,408
Total assets	$1,268,655	$1,264,939	$1,276,069	$1,220,287	$1,226,108
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$736,323	$713,993	$691,001	$722,456	$717,869
Brokered CDs	393,532	414,338	451,978	349,330	374,385
Total deposits	1,129,855	1,128,331	1,142,979	1,071,786	1,092,254
Federal Home Loan Bank and other borrowings	11,936	11,936	11,936	26,936	12,405
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	7,274	8,258	7,601	9,103	11,595
Total liabilities	1,159,380	1,158,840	1,172,831	1,118,140	1,126,569
Total stockholders’ equity	109,275	106,099	103,238	102,147	99,539
Total liabilities and stockholders’ equity	$1,268,655	$1,264,939	$1,276,069	$1,220,287	$1,226,108

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Total interest income	$13,763	$13,586	$13,142	$13,319	$13,158	$53,810	$54,766
Total interest expense	2,779	2,887	2,949	3,090	3,727	11,705	16,885
Net interest income	10,984	10,699	10,193	10,229	9,431	42,105	37,881
Provision for loan and lease losses	(1,202)	109	54	80	844	(959)	4,243
Net interest income after provision for loan and lease losses	12,186	10,590	10,139	10,149	8,587	43,064	33,638
Trust and investment services fee income	983	976	970	827	749	3,756	2,927
Service charges on deposits	574	549	544	483	524	2,150	2,028
Loan fees	309	296	332	358	781	1,295	2,026
Other	325	303	328	285	642	1,241	1,718
Total non-interest income	2,191	2,124	2,174	1,953	2,696	8,442	8,699
Compensation	4,459	4,586	4,507	4,726	4,563	18,278	17,018
FDIC insurance	174	169	193	205	186	741	1,732
Net collateral liquidation costs (recoveries)	29	108	73	(14)	204	196	655
Net (gain) loss on foreclosed properties	(118)	(48)	79	(30)	357	(117)	585
Endowment to First Business Charitable Foundation	1,300	—	—	—	—	1,300	—
Other	2,712	2,332	2,638	2,291	2,136	9,973	8,671
Total non-interest expense	8,556	7,147	7,490	7,178	7,446	30,371	28,661
Income before tax expense	5,821	5,567	4,823	4,924	3,837	21,135	13,676
Income tax expense	2,061	1,958	1,690	1,680	1,308	7,389	4,750
Net income	$3,760	$3,609	$3,133	$3,244	$2,529	$13,746	$8,926

Per common share:
Basic earnings	$0.95	$0.92	$0.80	$0.83	$0.86	$3.50	$3.30
Diluted earnings	0.95	0.91	0.80	0.83	0.86	3.49	3.29
Dividends declared	0.14	0.14	0.14	0.14	0.07	0.56	0.28
Book value	27.71	26.94	26.35	26.07	25.41	27.71	25.41
Tangible book value	27.71	26.94	26.35	26.07	25.41	27.71	25.41

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended December 31,
(Dollars in thousands)	2013			2012
	Average balance	Interest	Average yield/rate	Average balance	Interest	Average yield/rate
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$642,104	$8,133	5.07%	$597,878	$7,877	5.27%
Commercial and industrial loans(1)	288,478	4,265	5.91%	256,842	4,032	6.28%
Direct financing leases(1)	24,300	282	4.64%	15,553	204	5.25%
Consumer and other loans(1)	15,880	153	3.85%	15,703	153	3.90%
Total loans and leases receivable(1)	970,762	12,833	5.29%	885,976	12,266	5.54%
Mortgage-related securities(2)	151,041	734	1.94%	171,246	740	1.73%
Other investment securities(3)	33,330	121	1.45%	29,244	101	1.38%
FHLB stock	1,255	1	0.36%	1,144	1	0.41%
Short-term investments	65,451	74	0.45%	52,279	50	0.38%
Total interest-earning assets	1,221,839	13,763	4.51%	1,139,889	13,158	4.62%
Non-interest-earning assets	57,233			57,995
Total assets	$1,279,072			$1,197,884
Interest-bearing liabilities
Transaction accounts	$72,016	41	0.23%	$33,935	18	0.21%
Money market	471,610	599	0.51%	427,339	697	0.65%
Certificates of deposit	54,400	134	0.99%	75,053	204	1.09%
Brokered certificates of deposit	399,671	1,515	1.52%	374,790	1,929	2.06%
Total interest-bearing deposits	997,697	2,289	0.92%	911,117	2,848	1.25%
FHLB advances	5	—	—%	584	7	5.02%
Other borrowings	12,528	210	6.70%	33,465	592	7.08%
Junior subordinated notes	10,315	280	10.86%	10,315	280	10.86%
Total interest-bearing liabilities	1,020,545	2,779	1.09%	955,481	3,727	1.56%
Non-interest-bearing demand deposit accounts	142,738			153,068
Other non-interest-bearing liabilities	7,436			10,787
Total liabilities	1,170,719			1,119,336
Stockholders’ equity	108,353			78,548
Total liabilities and stockholders’ equity	$1,279,072			$1,197,884
Net interest income		$10,984			$9,431
Interest rate spread			3.42%			3.06%
Net interest-earning assets	$201,294			$184,408
Net interest margin			3.60%			3.31%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Year Ended December 31,
(Dollars in thousands)	2013			2012
	Average balance	Interest	Average yield/ cost	Average balance	Interest	Average yield/ cost
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$633,605	$32,021	5.05%	$583,594	$31,667	5.43%
Commercial and industrial loans(1)	268,376	16,739	6.24%	245,706	17,916	7.29%
Direct financing leases(1)	17,413	844	4.85%	15,873	888	5.59%
Consumer and other loans(1)	16,446	634	3.86%	16,899	654	3.87%
Total loans and leases receivable(1)	935,840	50,238	5.37%	862,072	51,125	5.93%
Mortgage-related securities(2)	159,188	2,841	1.78%	171,043	3,168	1.85%
Other investment securities(3)	33,990	474	1.39%	17,532	249	1.42%
FHLB stock	1,402	4	0.29%	1,537	4	0.28%
Short-term investments	59,737	253	0.42%	74,493	220	0.30%
Total interest-earning assets	1,190,157	53,810	4.52%	1,126,677	54,766	4.86%
Non-interest-earning assets	58,536			56,313
Total assets	$1,248,693			$1,182,990
Interest-bearing liabilities
Transaction accounts	$62,578	126	0.20%	$34,180	94	0.28%
Money market	450,558	2,398	0.53%	395,259	3,023	0.76%
Certificates of deposit	60,276	611	1.01%	82,430	968	1.17%
Brokered certificates of deposit	393,726	6,604	1.68%	400,695	8,941	2.23%
Total interest-bearing deposits	967,138	9,739	1.01%	912,564	13,026	1.43%
FHLB advances	6,471	13	0.19%	2,034	32	1.59%
Other borrowings	12,196	842	6.90%	39,384	2,712	6.89%
Junior subordinated notes	10,315	1,111	10.78%	10,315	1,115	10.81%
Total interest-bearing liabilities	996,120	11,705	1.18%	964,297	16,885	1.75%
Non-interest-bearing demand deposit accounts	138,920			137,117
Other non-interest-bearing liabilities	8,909			11,019
Total liabilities	1,143,949			1,112,433
Stockholders’ equity	104,744			70,557
Total liabilities and stockholders’ equity	$1,248,693			$1,182,990
Net interest income		$42,105			$37,881
Interest rate spread			3.34%			3.11%
Net interest-earning assets	$194,037			$162,380
Net interest margin			3.54%			3.36%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Year Ended
(Unaudited)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Return on average assets (annualized)	1.18%	1.14%	1.02%	1.06%	0.84%	1.10%	0.75%
Return on average equity (annualized)	13.88%	13.73%	12.05%	12.80%	12.88%	13.12%	12.65%
Efficiency ratio	55.97%	56.11%	59.93%	59.17%	58.46%	57.74%	60.27%
Interest rate spread	3.42%	3.38%	3.28%	3.32%	3.06%	3.34%	3.11%
Net interest margin	3.60%	3.56%	3.46%	3.53%	3.31%	3.54%	3.36%
Average interest-earning assets to average interest-bearing liabilities	119.72%	118.79%	119.05%	120.40%	119.30%	119.48%	116.84%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Non-performing loans and leases	$15,855	$9,725	$11,241	$11,674	$14,122
Foreclosed properties, net	333	595	565	905	1,574
Total non-performing assets	16,188	10,320	11,806	12,579	15,696
Performing troubled debt restructurings	371	789	1,076	1,245	1,105
Total impaired assets	$16,559	$11,109	$12,882	$13,824	$16,801

Non-performing loans and leases as a percent of total gross loans and leases	1.61%	1.02%	1.18%	1.27%	1.55%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.65%	1.08%	1.24%	1.37%	1.72%
Non-performing assets as a percent of total assets	1.28%	0.82%	0.93%	1.03%	1.28%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.42%	1.59%	1.60%	1.69%	1.69%
Allowance for loan and lease losses as a percent of non-performing loans	87.68%	156.14%	135.24%	132.83%	109.05%

Criticized loans:
Special mention	$—	$—	$—	$—	$—
Substandard	22,841	17,145	21,564	19,737	21,989
Doubtful	—	—	—	—	—
Total criticized assets	$22,841	$17,145	$21,564	$19,737	$21,989
Criticized loans to total assets	1.80%	1.36%	1.69%	1.62%	1.79%

NET CHARGE-OFFS

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Charge-offs	$120	$135	$647	$11	$237	$914	$3,479
Recoveries	(38)	(9)	(288)	(38)	(87)	(374)	(481)
Net charge-offs (recoveries)	$82	$126	$359	$(27)	$150	$540	$2,998
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.03%	0.05%	0.15%	(0.01)%	0.07%	0.06%	0.35%

SELECTED OTHER INFORMATION

(Unaudited)	As of
(Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Trust assets under management	$763,912	$731,076	$676,855	$660,599	$613,528
Trust assets under administration	195,056	179,692	175,929	182,376	170,701
Total trust assets	$958,968	$910,768	$852,784	$842,975	$784,229

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

PRE-TAX ADJUSTED EARNINGS
“Pre-tax adjusted earnings” is a non-GAAP measure representing pre-tax income excluding the effects of (1) provision for loan and lease losses, (2) other identifiable costs of credit and (3) other discrete items that are unrelated to the Company’s primary business activities. In the judgment of the Company’s management, the presentation of pre-tax adjusted earnings allows the management team, investors and analysts to better assess the growth of the Company’s business by removing the volatility that is associated with costs of credit and other discrete items and facilitates a more streamlined comparison of growth to its benchmark peers. The information provided below reconciles pre-tax adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Income before tax expense	$5,821	$5,567	$4,823	$4,924	$3,837	$21,135	$13,676
Add back:
Provision for loan and lease losses	(1,202)	109	54	80	844	(959)	4,243
Net (gain) loss on foreclosed properties	(118)	(48)	79	(30)	357	(117)	585
Endowment to First Business Charitable Foundation	1,300	—	—	—	—	1,300	—
Pre-tax adjusted earnings	$5,801	$5,628	$4,956	$4,974	$5,038	$21,359	$18,504

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible equity divided by total common shares outstanding. “Tangible equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that these measures are important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Equity	$109,275	$106,099	$103,238	$102,147	$99,539
Intangible assets	—	—	—	—	—
Tangible equity	$109,275	$106,099	$103,238	$102,147	$99,539
Common shares outstanding	3,943,997	3,938,423	3,918,347	3,918,758	3,916,667
Book value per share	$27.71	$26.94	$26.35	$26.07	$25.41
Tangible book value per share	27.71	26.94	26.35	26.07	25.41

EFFICIENCY RATIO

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Total non-interest expense	$8,556	$7,147	$7,490	$7,178	$7,446	$30,371	$28,661
Less:
Net (gain) loss on foreclosed properties	(118)	(48)	79	(30)	357	(117)	585
Amortization of other intangible assets	—	—	—	—	—	—	—
Endowment to First Business Charitable Foundation	1,300	—	—	—	—	1,300	—
Total operating expense	$7,374	$7,195	$7,411	$7,208	$7,089	$29,188	$28,076
Net interest income	$10,984	$10,699	$10,193	$10,229	$9,431	$42,105	$37,881
Total non-interest income	2,191	2,124	2,174	1,953	2,696	8,442	8,699
Less:
Gain on sale of securities	—	—	—	—	—	—	—
Total operating revenue	$13,175	$12,823	$12,367	$12,182	$12,127	$50,547	$46,580
Efficiency ratio	55.97%	56.11%	59.93%	59.17%	58.46%	57.74%	60.27%